UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2008

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensation Actions Related to Named Executive Officer

In its Current Report on Form 8-K dated July 24, 2008, the company announced that Sarah L. Meyerrose, President – Emerging National Businesses, will be leaving the company. Ms. Meyerrose was an executive officer named as such in the company’s 2008 proxy statement. In connection with her departure, on August 12, 2008 the company entered into a Separation Agreement with Ms. Meyerrose pursuant to authorization by the Board’s Compensation Committee, subject to a statutory rescission period. Key features of the Agreement are:

1.	Her last day of employment will be December 31, 2008.

2.	A cash separation benefit will be paid in the total amount of $485,000 (equal to one year of salary).

3.

Outstanding non-performance restricted stock will vest when her employment ends in proportion to the portion of the respective vesting periods worked; the remaining shares will forfeit. A total of 15,654 shares will vest, and a total of 7,867 shares will forfeit. Absent this action, all restricted shares would have forfeited. In addition, 12,250 unvested performance restricted shares granted in 2008 and a total of 53,273 unvested stock options granted in recent years will be forfeited when her employment ends, all in accordance with the terms of those awards.

4.

For purposes of the company’s Directors and Executives Deferred Compensation Plan (“D&E Plan”), Ms. Meyerrose’s departure will not result in a forfeiture of her account balance, and payments under that Plan will begin after she reaches age 65. The D&E Plan has not accepted new deferrals since 1995, but certain officers have old accounts, including Ms. Meyerrose. Under the D&E Plan, early departure (before age 65) would have subjected her to the risk of a recalculation of her account balance in such a way that the balance could have been reduced to zero. Ms. Meyerrose currently is age 52. Under the Separation Agreement, as authorized by the Plan, the company will not recalculate Ms. Meyerrose’s account as a result of her departure. Ms. Meyerrose’s account balance at January 1, 2008 was $38,104. The D&E Plan currently pays ordinary interest on accounts at 13% per annum. Under the Plan, Ms. Meyerrose’s account is required to be distributed in monthly installments over a period of 15 years beginning after she reaches age 65.

5.

Ms. Meyerrose’s non-qualified pension restoration plan benefit will be paid in a lump sum rather than forfeited. The value of that benefit is estimated to be approximately $457,000. Five years of the pre-retirement age discount normally applicable to pension restoration plan benefits will be waived by the company. The value of that waiver is estimated to be approximately $277,000.

6.

Ms. Meyerrose’s annual cash bonus opportunity for 2008 under the company’s shareholder-approved 2002 Management Incentive Plan will be reduced in proportion to the portion of 2008 that she served in an executive capacity. Her bonus will continue to be dependent upon achievement of applicable 2008 performance goals, as well as further considerations by the Compensation Committee under that Plan.

7.	Ms. Meyerrose will be eligible for outplacement services paid by the company for up to 12 months.

8.

The Agreement includes a waiver of any rights Ms. Meyerrose may have under any applicable change in control severance agreement, a standard legal release of the company, a confidentiality covenant, and other standard covenants.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
The following exhibit is filed herewith:

Exhibit #	Description

10.1	Conformed copy of Separation Agreement with Sarah L. Meyerrose dated August 12, 2008

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

In the Agreement referred to in Item 5.02, each party makes representations and warranties to the other party. Those representations and warranties are made only to and for the benefit of the other party in the context of a business agreement. Exceptions to such representations and warranties may be partially or fully waived by such party, or not enforced by such party, in its or her discretion. No such representation or warranty may be relied upon by any other person for any purpose.

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: August 14, 2008	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary

EXHIBIT INDEX

EX-10.1	Conformed copy of Separation Agreement with Sarah L. Meyerrose dated August 12, 2008